Exhibit 10.1

DR PEPPER SNAPPLE GROUP, INC.
SEVERANCE PAY PLAN
FOR EXECUTIVES (CEO and BB0-BB3)
AND SUMMARY PLAN DESCRIPTION
(As amended effective as of October 15, 2017)

I.	PURPOSE
The purpose of the Dr Pepper Snapple Group, Inc. Severance Pay Plan for Executives and Summary Plan Description (the “Plan”) is to provide financial benefits to eligible Participants who lose their positions with the Company involuntarily under severance‑qualifying conditions.
The Plan is intended to qualify for the exemptions provided under Title I or ERISA (as noted in Labor Regulation 2520.104-24) for welfare plans that are maintained primarily to provide benefits for a select group of management or highly compensated employees. To comply with such requirements, the benefits to be provided under this Plan shall be paid as needed solely from the general assets of the Company.

II.	DEFINITIONS

“Administrative Committee” means (i) with respect to the CEO, and executives at levels of BB0 through BB2, the Compensation Committee of the Board of Directors, and (ii) with respect to employees at BB3 level, a committee appointed by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company, as such committee may be constituted from time to time.

“Anticipated Incentive Plan Cash Compensation” shall mean the amount that would be payable in cash to the Participant under the Incentive Plan for the year in which the Termination Date occurs, as if the Company’s performance against the metrics, on which the Participant’s payment for such year under the Incentive Plan was to be determined, was at target level.

“Base Salary” means the Participant’s base rate of pay as of the Date of Termination without taking into consideration bonuses, incentive pay, car allowance or benefits, fringe benefits or other Participant benefits or extraordinary compensation. Any performance or merit reviews that are pending or in process shall not be considered in determining a Participant’s Base Salary.

“BB” refers the broadband level of the executive as follows:
BB0    -    Chief Financial Officer
BB1    -    Presidents (of Packaged Beverages, Beverage Concentrates and
Latin America Beverages)
BB2    -    Executive Vice Presidents and CEO, Bai Brands
BB3    -    Senior Vice Presidents

“Cash Compensation” for any Participant shall mean the sum of Base Salary, plus Anticipated Incentive Plan Cash Compensation.

“CEO” means the Chief Executive Officer of the Company as elected by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Dr Pepper Snapple Group, Inc. and its direct and indirect U.S. subsidiaries.

“Comparable Position” means a position which offers the affected Participant generally comparable base salary and incentive compensation opportunity, as determined in the sole discretion of the Plan Administrator, provided that is located no more than 50 miles from the office location of the Participant’s former position.

“Executive” is an employee of the Company and holds a position which is classified by the Company the Chief Executive Officer or an employee at a BB0 through BB3 level.

“Human Resources Department” means the Vice President of Human Resources of the applicable Company or his or her delegate.

“Incentive Plan” means the annual cash incentive plan of the Company, as such plan is in effect from time to time, as amended from time to time.

“Notification Date” means the date an Executive is notified in writing that he or she is being terminated and receives a copy of his or her Severance Agreement.

“Participant” means an Executive who has been designated as a Participant as described in Section III. The term “Participant” shall not include any employee who is designated as “hourly” by the Company on its payroll, personnel and benefits system.

“Plan Administrator” means the Administrative Committee.

“Qualifying Termination” has the meaning set forth in Section IV.A.

“Release” means a waiver and release of all claims related to a Participant’s employment and separation from employment, in such form as the Company may require.

“Severance Agreement” means the individual notice received by an eligible employee indicating his or her eligibility for benefits under the Plan, setting forth his or her Termination Date and prescribing other terms and conditions of an employee’s participation in the Plan.

Termination for “Cause” means termination by the Company of the Participant’s Employment for the Participant’s:

i.	willful failure to substantially perform the Participant’s duties with the Company;

ii.	breach of the Participant’s duty of loyalty toward the Company;

iii.	commission of an act of dishonesty toward the Company, theft of the Company’s corporate property, or usurpation of the Company’s corporate opportunities;

iv.	unethical business conduct including any violation of law connected with the Participant’s Employment; or

v.	conviction of any felony involving dishonest or immoral conduct.

For purposes of the definition of Cause, the term Company shall refer to the Company or any Subsidiary, and an act or failure to act by the Participant’s shall be considered “willful” only if the Participant’s conduct was not in good faith and the Participant lacked a reasonable belief that the Participant’s act or omission was in the best interests of the Company.

“Termination Date” means a Participant’s last date of employment with the Company as set forth in his or her Severance Agreement.

III.	ELIGIBILITY; OTHER PLANS
An individual who (1) is classified as a regular, full-time Executive of the Company, (2) is not classified under the normal worker classification procedures of the Company as an independent contractor, leased employee or temporary or seasonal worker, (3) is on the active payroll of the Company, (4) is not otherwise covered by a written employment agreement (unless such agreement specifically provides for severance benefits to be paid under this Plan), and (5) has not waived participation in the Plan, will be eligible to participate in this Plan on the date on which he or she is designated in writing as eligible by the Company. An employee so designated thereupon becomes a Participant eligible for benefits under the Plan in the event the qualifying conditions set forth in Section IV are satisfied. The Plan Administrator shall have the sole discretion to determine eligibility of individuals for participation in the Plan and whether a Participant has met the qualifications for benefits set forth in Section IV.
If a Participant is terminated (the “Termination Event”) and meets qualifying conditions for severance benefits under this Plan, as provided in Section IV hereof, but is also a participant in, and would be eligible to receive benefits for the Termination Event, under the Company’s Change in Control Severance Plan (the ‘CIC Severance Plan’), then the Executive shall only be entitled to receive those benefits that would be payable or provided under the CIC Plan and would not be entitled to receive any benefits under this Plan. Any benefits payable or provided pursuant to the Plan shall be paid in the same time and form as specified in the Plan. Any amounts payable or provided under the CIC Plan will be payable or provided as set forth in the CIC Plan.

IV.	SEVERANCE BENEFITS

A.Qualifying Conditions. Subject to the limitations set forth below in this Section IV, the Company will provide severance benefits to Participants whose termination of employment is a Qualifying Termination.

1.
Qualifying Terminations. A Participant will be eligible for severance benefits under the Plan only if the Participant’s employment is involuntarily terminated, none of the circumstances set forth in Section IV.A.2. apply, the Participant complies with all the conditions set forth in this Plan and the Severance Agreement, and the Participant timely executes and does not revoke the Release, as described in Section IV.B. below. For the avoidance of doubt, neither (a) changes in a Participant’s shift, hours, reporting relationships or duties nor (b) changes in a Participant’s compensation or benefits, will constitute an involuntary termination of employment for purposes of this Plan.

2.	Disqualifying Circumstances. A Participant will not be eligible for severance benefits under the Plan if any of the following apply:

a.	A Participant dies, resigns, abandons his or her job, fails to timely return from an approved leave of absence or initiates termination on any similar basis;

b.
A Participant accepts employment with a successor employer where all of the following conditions are present: (i) the successor employer acquired from the Company substantially all of the assets or stock of a subsidiary, division, business unit, or other identifiable part of the Company’s business (the “acquired unit”), (ii) immediately prior to such acquisition, the Participant was employed with the acquired unit, and (iii) the loss of the Participant’s employment with the Company was in connection with such acquisition of the acquired unit by the successor;

c.
A Participant, whose position at a location is eliminated, is offered a Comparable Position by the Company, any affiliate of the Company or a successor to all or part of the Company’s business (including as part of an outsourcing arrangement);

d.	The employment of a Participant is terminated for Cause; or

e.	A Participant does not sign and return a Release within the time period prescribed in the Severance Agreement or revokes the Release within the applicable seven-day revocation period.

3.
Severance Benefits. The Severance Agreement will specify the severance benefits applicable to the Participant as set forth in this Plan, including the applicable level and form of outplacement services. The Severance Agreement will also specify the time period required for the return of the Release, which shall be the number of days following the Termination Date prescribed by the Plan Administrator in its discretion, but in all events shall end no later than the date 60 days following the Termination Date.

B.	Severance Payment Formula.

1.
The amount of a Participant’s lump-sum severance payment is determined by the Participant’s broad band level and Cash Compensation in the Participant’s current position as of the Participant’s Termination Date, as determined by the Plan Administrator pursuant to the schedule set forth below.

a.	CEO and BB00- BB03 Severance Formula

Broadband Level	Severance Multiple
CEO	2.5 x Cash Compensation
BB00	2.25 x Cash Compensation
BB01	2.0 x Cash Compensation
BB02	1.5 x Cash Compensation
BB03	1.0 x Cash Compensation

2.
The lump-sum severance payment under this Plan shall be reduced by any termination notice pay that a Participant may be eligible to receive under the federal Worker Adjustment Retraining and Notification Act (WARN) or any applicable state or local plant closing laws or laws requiring severance pay or benefits.

3.
Severance payments will be subject to statutory deductions, including withholding, and will be paid in a single lump sum payment. Severance payments will be made on the next normal payroll cycle after the later of (a) the Participant’s Termination Date and (b) the expiration of seven days after the execution and return of the Release without the Participant having revoked the Release; provided, however, that if the time period for the return of the Release specified in the Severance Agreement could result in the payment of a severance payment in one of two calendar years, the severance payment will be made in the later calendar year.

C.COBRA Benefits.

1.	After the Termination Date, the Participant may continue applicable medical, vision and/or dental benefit coverage pursuant to the

Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Participant makes a timely election under COBRA to continue the medical, vision and/or dental benefits that were provided by the Company immediately prior to the Termination Date, the Company will pay the associated COBRA premiums for the eighteen (18) month period commencing on the Termination Date (the “Continuation Period”), minus the premium the Participant would have paid for such coverage as an active employee. During the Continuation Period, the Participant shall continue to pay the medical, dental and vision plan premiums paid by similarly situated active employees. However, if, during the Continuation Period, the Participant becomes employed by a new employer and is eligible for medical, vision and dental benefits, and the Participant chose to continue COBRA coverage, the Participant will become solely responsible for the entire COBRA premium.

2.
If employee is an eligible Participant in the Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan of 2009, the Dr Pepper Snapple Group, Inc. Personal Pension Account Plan, the Dr Pepper Snapple Savings & Incentive Plan, or any other incentive, deferred compensation or retirement plan, the Participant’s rights upon termination of employment shall be as set forth in such plans.

D.Pro-rata Incentive Plan Award.

1.
If a Participant is a participant in the Incentive Plan, such Participant will be eligible to receive a lump sum payment of any applicable Incentive Plan award on a pro-rata basis using as a numerator the number of full weeks worked during the calendar year as of the Participant’s Termination Date and a denominator of 52, less statutory deductions.

2.
The pro-rata Incentive Plan award will be subject to the Company’s performance relative to its performance goals under the Incentive Plan and the determination of performance relative to goals shall be entirely in the discretion of the Plan Administrator.

3.
Any Incentive Plan award will be payable at the same time in the calendar year following the Participant’s Termination Date if and when other participants under the Incentive Plan receive their payments; provided however that payment shall be made not later than March 15th of the calendar year following the year in which the Termination Date occurs.

E.Outplacement.

1.
The Company will provide outplacement services such as, by way of example, resumé development, job search assistance and skills training. The actual amount and type of outplacement services depends on the circumstances of termination of the Participant and the broad band level of the Participant’s current position as of the Participant’s Notification Date as determined by the Plan Administrator.

2.
The specific outplacement services offered to each broad band level are determined by the Company’s agreement with the outplacement services provider in effect as of the Participant’s Termination Date and may vary from region to region. Outplacement services cease at the earlier of when the Participant accepts an offer of employment or as specified in the Participant’s Severance Agreement.

F.Automobile and Executive Service Allowance. For Participants who are eligible for a car and/or executive service allowance, all car and executive service allowance payments shall cease on the Termination Date.

G.Company Property. The Participant agrees to return to the Company, on or before the close of business on the Termination Date, any and all the Company property and equipment that the participant has or may have in his/her possession or control, except as expressly permitted in writing by an authorized officer of the Company. If the participant does not return any items of the Company property in his/her possession or control by said date, then the Company may, in addition to any rights and remedies it may have under this Agreement or otherwise, withhold any and all payments to be made to the participant hereunder. The participant further agrees to submit expense reports for all outstanding balances owing or due on any Company credit accounts on or before the close of business on the Termination Date whenever possible, and in any event no later than 30 days following the Termination Date. The participant’s severance payment will be offset by any personal and undocumented business expenses appearing on any such Company credit accounts.

H.Participants on Leave of Absence.

1.
Participants on a Company-approved leave of absence, including short term disability leave, long term disability leave, Family and Medical Leave, or other approved paid or unpaid leaves of absence, are not eligible for severance benefits while on leave of absence.

2.	A Participant returning from an approved leave of absence of less than six months’ duration will become eligible for severance benefits upon return to active status if:

a.	A Participant would have been eligible for severance benefits if he or she had not been on an approved leave of absence of less than six months’ duration; or

b.
The Participant timely returns to work from an approved leave of absence of less than six month’s duration, the Participant’s position has been filled and there are no open Comparable Positions with the Company.

3.	A Participant on a leave of absence of more than six months’ duration is not eligible for severance benefits under the Plan under any circumstances.

I.Termination for Cause or Misconduct. If the Company discovers information that would have constituted grounds for Participant’s termination pursuant to Section IV.A.2.d. at any time after the Participant’s Notification Date, the Company’s obligation to make payments or provide benefits pursuant to this Plan shall terminate immediately and permanently effective on the date of discovery of the information that would have constituted grounds for termination pursuant to Section IV.A.2.d.
J.At-Will Employment. Nothing contained in this Plan is intended to alter the fact that employment with the Company is at will. The Company reserves the right to terminate the employment of a Participant at any time, with or without cause, with or without notice, in its sole discretion.
K.Non-Alienation. A Participant, former Participant or beneficiary may not pledge, hypothecate, anticipate or in any way create a lien upon any amounts payable under this Plan, and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.
L.Unfunded Plan. The Plan shall not be funded and Plan benefits will be paid from the general assets of the Company. No assets will be set aside in trust or other similar arrangement to pay Plan benefits, and no Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of benefits under the Plan.
M.Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

N.Code Section 409A.

1.This Plan is intended to comply with or be exempt from Code Section 409A and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. A Qualifying Termination of employment of a Participant is intended to constitute an involuntary separation from service for purposes of Code Section 409A, and a Termination Date will only be deemed to have occurred when a Participant has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder. The severance payments under Section IV.C.1 are intended to meet the short-term deferral and/or involuntary separation from service pay exclusion from Code Section 409A. No Participant shall have any right to specify the calendar year during which any payment hereunder shall be made.

2.All reimbursements and in-kind benefits (other than outplacement) provided pursuant to this Plan shall be made in accordance with Treasury Regulation

Section 1.409A-3(i)(l)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (A) the amounts reimbursed and in-kind benefits provided under this Plan during a Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year (except with respect to health, dental and vision benefits), (B) the reimbursement of an eligible expense shall be made on or before the last day of a Participant’s taxable year following the taxable year in which the expense was incurred, and (C) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

3.If the Company determines that a Participant is a “specified employee” within the meaning of Code Section 409A as of his or her Termination Date, distributions or benefits that are deferred compensation subject to Code Section 409A shall be made under this Plan on the later of (1) the date that such distribution or benefit is to be provided under this Plan and (2) the earlier of (x) the date that is six months and two days after such Participant’s Termination Date or (y) the date of such Participant’s death. In addition, in the event of a payment delayed under this Section, the Company agrees to pay to the Participant as of the date it makes the delayed payment, simple interest on such delayed amount at the applicable Federal rate provided for in Code Section 7872(f)(2)(A), based on the number of days the payment was delayed.

V.	AMENDMENT OR TERMINATION

The Board of Directors of Dr Pepper Snapple Group, Inc. reserves the right to amend, modify, suspend or terminate this Plan, or any portion of it, and the benefits discussed herein at any time, with or without advance notice and for any reason; provided, however, the rights of any Participant who has been notified in writing of his or her termination of employment under circumstances that would constitute a Qualifying Termination shall not be affected by any later Plan amendment or termination.

VI.	GOVERNING LAW; EXCLUSIVE VENUE

To the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended, the terms and provisions of this Agreement and release shall be governed by and construed in accordance with the laws of the STATE OF TEXAS, exclusive of any conflict of law provisions, and venue for all purposes of any dispute involving the Plan, the Severance Agreement and Release shall be in a state or federal court of competent jurisdiction sitting in COLLIN COUNTY, TEXAS or the applicable appellate court having jurisdiction over actions filed in such district court.

VII.	PLAN ADMINISTRATOR

The Plan Administrator shall have all powers necessary to determine, in its sole discretion, all questions concerning the administration of the Plan, including questions of eligibility and of the amount and duration of any benefits payable hereunder. In addition, the Plan Administrator shall have full authority to interpret and apply the provisions of the Plan, including authority to correct any defects or omissions or to reconcile any inconsistencies herein. Benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. The Plan Administrator may make such rules and regulations for the administration of the Plan as it deems necessary or desirable. Any determination by the Plan Administrator and any action taken thereon in good faith shall be conclusive and binding on all persons.

VIII.	NO OTHER PLANS; REPRESENTATIONS CONTRARY TO THE PLAN

This Plan supersedes any and all other severance plans, programs or practices otherwise applicable to the Participant other than, to the extent applicable, the CIC Severance Plan as described in Section III. The Plan may be amended or terminated only by means of a written document authorized by the Board of Directors of Dr Pepper Snapple Group, Inc. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator or the Company.

IX.	CLAIMS PROCEDURE

All claims for benefits under the Plan by an eligible Participant shall be made in writing to the Plan Administrator or its delegate within 60 days of the date of the alleged occurrence giving rise to the claim. Generally, if a benefit is denied in whole or in part, a claimant will receive a written notice setting forth the specific reason for the denial within 90 days from the date the claimant filed the claim, or 180 days if the claimant is notified of an extension.

If a claimant disagrees with the decision, he or she may request a review of the denied claim by writing to the Administrative Committee at 5301 Legacy Drive, Plano, Texas 75024. The request for this review must be made within 90 days of the date the claimant receives the denial. The claimant may review any documents related to the appeal, and the claimant must submit issues and comments in writing. The claimant should include a description of the benefits he or she is applying for and the reasons for the request, as well as any explanations, denial letters and other communications the claimant has received. The final decision on the appeal will be made promptly, usually within 60 days after the request for review is received. If special circumstances apply, the claimant will be provided with the final decision no later than 120 days after the request for review has been received. If the appeal is denied, the claimant has 90 days within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded.

Whenever the Plan Administrator or its delegate denies a claim or an appeal, the claimant will be provided a written notice specifying the specific reasons for the denial, reference to the Plan provisions upon which the denial is based, whether additional material or information is required for payment of benefits under the Plan and an explanation of why such material or information is necessary, an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination after appeal, subject to the 90-day limitations period described above.

X.	Release of Claims.

As an express condition of eligibility for severance benefits, the Participant is required to sign and return a Release to receive the severance benefits available under this Plan. No severance benefits will begin or be paid until the execution and return of the Release by the Participant to the Plan Administrator and the expiration of seven days thereafter during which the Participant does not revoke the Release. Nothing contained in the Release will limit (i) a Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“U.S. Government Agencies”); (ii) a Participant’s ability to communicate with any U.S. Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any U.S. Government Agency, including providing documents or other information, without notice to the Company, or (iii) the Participant’s right to receive an award for information provided to any U.S. Government Agencies.

XI.	EFFECTIVE DATE

This Dr Pepper Snapple Group, Inc. Severance Pay Plan and Summary Plan Description was approved by the Compensation Committee of the Board of Directors of Dr Pepper Snapple Group, Inc. and established effective as of October 15, 2017.

DR PEPPER SNAPPLE GROUP, INC.

By:     /s/ Dmitry Shmoys
Dmitry Shmoys
Vice President, Compensation and Benefits